Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton
	Chief Financial Officer	August 25, 2006
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. ANNOUNCES SETTLEMENT OF

HURRICANE KATRINA INSURANCE CLAIMS

KING OF PRUSSIA, PA – Universal Health Services, Inc. (NYSE: UHS) today announced that it has reached agreement with Federal Insurance Company to settle all claims related to damage sustained by Universal Health Services, Inc. as a result of Hurricane Katrina.

Prior to Hurricane Katrina, UHS operated the following facilities in the New Orleans market:

•	Methodist Hospital- includes Methodist Hospital, a six-story, 306-bed acute care hospital and Lakeland Medical Pavilion, a two story, 54-bed acute care hospital. (“Methodist”)

•	Chalmette Medical Center- includes Chalmette Medical Center, a two story 138-bed acute-care facility and Virtue Street Pavilion, a one-story, 57 bed facility providing physical rehabilitation skilled nursing and inpatient behavioral health services. (“Chalmette”)

•	River Oaks Hospital – 126 bed behavioral health facility.

River Oaks Hospital, located on the west side of New Orleans, sustained the least amount of damage and was repaired and reopened just weeks after the hurricane. Both Methodist and Chalmette sustained significant damage and have not reopened since the hurricane.

Including amounts collected from other insurance policies, we have received a total of $264 million which represents approximately 95% of our insurance policy limits. $128 million of the insurance proceeds have already been collected and recorded in previous quarters and $136 million will be recorded in our third quarter ended September 30, 2006.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals and ambulatory centers nationwide and in Puerto Rico. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE: UHT). For additional information on the Company, visit our website: http://www.uhsinc.com.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in “Risk Factors” on pages 24 through 30 and in “Forward-Looking Statements and Risk Factors” on pages 39 and 40 of our Form 10-K for the year ended December 31, 2005), may cause results to differ materially from those anticipated in the forward- looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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